Exhibit 10.2

October 15, 2025

Converium Capital Inc.

1250, boul. René-Lévesque O., Suite 4030

Montreal, Quebec H3B 4W8

Canada

Attention:	General Counsel
Email:	legal@converiumcap.com

Reference is made to that certain Cooperation Agreement, dated as of November 27, 2024 (the “Cooperation Agreement”), by and among Franklin Street Properties Corp., a Maryland corporation (the “Company”), Converium Capital Inc., a Canadian corporation (“CCI”), Converium Capital Master Fund LP, a Cayman limited partnership (“CCMF”), and Converium PGEQ Multi-Strategy Fund L.P., a Quebec limited partnership (“CPMF”, and collectively with CCI and CCMF, “Converium”), and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Cooperation Agreement.

Pursuant to Section 1(d) of the Cooperation Agreement, if the New Director resigns for any reason during the Cooperation Period and at such time Converium (together with its Affiliates) has aggregate beneficial ownership of Company Common Shares equivalent to a “net long position” of at least three percent (3%) of the then outstanding Company Common Shares, (i) the Company and Converium shall cooperate to identify and mutually agree upon a Replacement Director and (ii) such Replacement Director will be considered a New Director for all purposes of this Agreement from and after such appointment.

The Company represents that the New Director, Bruce Schanzer, resigned as a director of the Company effective October 9, 2025. The undersigned parties agree that, effective upon the execution of this letter, (a) Jennifer Bitterman will be the Replacement Director and, therefore, become the New Director for purposes of the Cooperation Agreement; and (b) as promptly as practicable following the execution of this letter (and in any event, within four (4) business days after the date hereof), the Board shall take all action necessary to appoint Jennifer Bitterman as a member of the Board, and as a member of each committee on which Mr. Schanzer served, to fill the vacancy caused by such resignation with an initial term expiring at the 2026 Annual Meeting.

By signing below, (a) Converium represents and warrants to the Company that it has aggregate beneficial ownership of Company Common Shares equivalent to a “net long position” of at least three percent (3%) of the then outstanding Company Common Shares; (b) the Company agrees to nominate Ms. Bitterman at the 2026 Annual Meeting as a member of the Company’s slate of nominees (which such slate shall not exceed eight (8) nominees) and to recommend, support and solicit proxies for and use its commercially reasonable efforts (in a manner substantially consistent with the manner in which the Company supports its other nominees) to obtain the election of Ms. Bitterman at the 2026 Annual Meeting; and (c) Converium agrees to such nomination of Ms. Bitterman at the 2026 Annual Meeting.

Subject to the Company’s performance of its obligations to Converium under the third and fourth paragraphs of this letter, and notwithstanding anything to the contrary in the Cooperation Agreement, each of the Company and Converium hereby agrees that, solely as between Converium and the Company (a) notwithstanding the occurrence of the Termination Date under Section 11 of the Cooperation Agreement, the terms of the Cooperation Agreement shall remain in effect solely between Converium and the Company, mutatis mutandis (such surviving terms, the “Surviving Terms”), (b) for purposes of the Surviving Terms, the “Termination Date” shall be the date that is the earlier of (i) December 31, 2026, (ii) the date that is thirty (30) calendar days prior to the last day of the Company’s stockholder director nomination period for the Company’s 2027 annual meeting of stockholders, as established pursuant to the Company’s Amended and Restated Bylaws, and (iii) the date on which Ms. Bitterman (or any Replacement Director) no longer serves on the Board, and (c) for purposes of the Surviving Terms, “Stockholder Parties” shall be deemed to refer solely to CCI, CCMF and CPMF. Upon the originally scheduled Termination Date under Section 11 of the Cooperation Agreement, the Cooperation Agreement shall have no further force and effect with respect to Erez REIT Opportunities LP, a Delaware limited partnership, and Erez Asset Management LLC, a Delaware limited liability company (except as otherwise provided in the last sentence of Section 11 of the Cooperation Agreement).

This letter (read in conjunction with the Cooperation Agreement) contains the entire understanding of the undersigned with respect to the subject matter hereof.

Sincerely,

By:	/s/ George J. Carter
Name:	George J. Carter
Title:	Chief Executive Officer

Agreed and Accepted:

CONVERIUM CAPITAL INC.

By:	/s/ Michael Rapps
Name:	Michael Rapps
Title:	Managing Partner

CONVERIUM CAPITAL MASTER FUND LP

By: Converium Capital Inc., its investment manager

By:	/s/ Michael Rapps
Name:	Michael Rapps
Title:	Managing Partner

CONVERIUM PGEQ MULTI-STRATEGY FUND L.P.

By: Converium Capital Inc, its investment advisor

By:	/s/ Michael Rapps
Name:	Michael Rapps
Title:	Managing Partner